UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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[	]	Definitive Proxy Statement

[X]Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

LEGG MASON PARTNERS INSTITUTIONAL TRUST

LEGG MASON PARTNERS MONEY MARKET TRUST

LEGG MASON PARTNERS PREMIUM MONEY MARKET TRUST

(Name of Registrant(s) as Specified In Its Charter)

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DB3/ 203402263.1

100 International Drive

Baltimore, MD 21202

July 31, 2020 – Western Asset Liquidity Funds

Legg Mason Product Updates

As part of our ongoing commitment to keep you informed about our product line-up, included below are updates to existing products offered.

Western Asset Liquidity Funds Adjournment of Special Meeting of Shareholders to August 31, 2020 and Franklin Templeton Acquisition Closing

We would like to provide an update on the status of the Western Asset liquidity fund proxy effort. Although several liquidity Funds have successfully passed the proposals to approve new management and subadvisory agreements, there are currently four (4) liquidity Funds that have not yet obtained a sufficient number of votes to approve the new agreements. These Funds are as follows:

Western Asset Institutional U.S. Treasury Reserves

Western Asset Government Reserves

Western Asset US Treasury Reserves

Western Asset Premium Liquid Reserves

The Special Meeting of Shareholders originally scheduled for Wednesday, July 29, 2020 at 4:30 p.m. Eastern Time has been adjourned to August 31, 2020 at 4:30 p.m. Eastern Time in order to solicit additional shareholder votes. As previously communicated, due to the public health impact of the coronavirus ("COVID-19") pandemic and to support the health and safety of its shareholders, the meeting will be held in a virtual meeting format only. The meeting will be accessible solely by means of remote communication.

Federal law mandates a high rate of voter participation. Please understand that these are not routine proxy votes. We recognize this process has been challenging for you and for your investor clients. We must continue to ask for your help in encouraging shareholders to vote. If this communication comes after you voted, please accept our apologies for any inconvenience, and we thank you.

As always, the Western Asset Client service team is available to assist you with obtaining copies of the shareholder proxy and any information needed to vote your shares. Please contact your relationship manager for assistance.

* * continues below * *

100 International Drive

Baltimore, MD 21202

July 31, 2020 – Western Asset Liquidity Funds

On July 31, 2020, Franklin Resources, Inc. ("Franklin Resources") acquired Legg Mason, Inc. ("Legg Mason") in an all-cash transaction. As a result of the transaction, Legg Mason Partners Fund Advisor, LLC and the subadviser(s) became indirect, wholly-owned subsidiaries of Franklin Resources. Franklin Resources is a global investment management organization operating, together with its subsidiaries, as Franklin Templeton.

Consummation of the transaction automatically terminated the management and subadvisory agreements that were in place for each Fund prior to the transaction. Each Fund's manager and subadviser(s) continue to provide uninterrupted services with respect to the Fund pursuant to interim management and subadvisory agreements that were approved by the Fund's board for use while the fund continues to seek shareholder approval of the new agreements. Please see the attached supplement for details.

For your convenience, the Western Asset Client Service Team's contact information is below:

Matt.jones@westernasset.com (203) 451-9580

Thomas.groark@westernasset.com (914) 261-0677

John.bonczek@westernasset.com (917) 439-9210

Jason.straker@westernasset.com (310) 795-5998

We thank you as always for your business, and for your understanding.

You could lose money by investing in a money market fund. Although certain money market funds seek to preserve the value of your investment at $1.00 per share, they cannot guarantee they will do so. Because the share price of certain money market funds will fluctuate when you sell your shares in those funds, they may be worth less than what you originally paid for them. A money market fund may impose a fee upon the sale of your shares or may temporarily suspend your ability to sell shares if a fund's liquidity falls below required minimums because of market conditions or other factors. An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. A money market fund's sponsor has no legal obligation to provide financial support to the fund, and you should not expect that the sponsor will provide financial support to the fund at any time.

All investments involve risk, including the loss of principal.

©2020 Legg Mason Investor Services, LLC, member FINRA, SIPC. Legg Mason Investor Services, LLC and all entities mentioned are wholly-owned subsidiaries of Franklin Resources, Inc.

BEFORE INVESTING, CAREFULLY CONSIDER A FUND'S INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES. YOU CAN FIND THIS AND OTHER INFORMATION IN EACH PROSPECTUS, AND SUMMARY PROSPECTUS, AT WWW.LEGGMASONFUNDS.COM. PLEASE READ THE PROSPECTUS CAREFULLY.

Intended for Home Office Use Only. Not for Use with the Public.